Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appears in Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Quantitative Long/Short Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund’s Annual Report on Form N-CSR for the periods ended December 31, 2020. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.

Philadelphia, Pennsylvania

June 9, 2021